Press
Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES AMENDMENT TO OIL EXPLORATION LEASE

September 24, 2013 - DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced the amendment of its eight-year oil exploration lease on approximately 136,000 net mineral acres in Hendry and Lee Counties, Florida, that was originally executed in 2011.  Under the amended lease, executed with Kerogen Florida Energy Company LP, the Company received a payment of $4,293,000 representing the rent for the third year of the lease on approximately 82,000 net acres in Hendry County, Florida, and payments related to the drilling requirements contained in the lease.

The approximately 54,000 net acres in Lee County, Florida, were removed from the lease. The Company plans to discuss leasing these acres with other exploration companies.

John P. Albright, President and Chief Executive Officer of the Company stated, “We’re pleased to have Kerogen Florida Energy Company in this relationship and look forward to their continued efforts in pursuing oil exploration on our subsurface interests in Hendry County.  We believe this amendment highlights the potential value of the Company’s subsurface holdings.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States, as well as over 10,000 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

"SAFE HARBOR"

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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